Fellow Affirm Shareholders,



We exceeded the outlook established in our previous letter on all financial metrics in FQ2'25:

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs ("RLTC")[1]
$10.1B	$866M	$419M
+35%	+47%	+73%
Operating Income As a percentage of Revenue	**Adjusted Operating Income[1]** As a percentage of Revenue	**Net Income**
(0%)	27%	$80M
+29 pp	+12 pp	+$247M

All comparisons on a year-over-year basis unless otherwise indicated

Contributing to this strong performance was another record-setting holiday shopping season as we once again delivered for our merchants, with several standout categories: during Black Friday/Cyber Monday third-party marketplaces grew 44%, and travel 42%. Affirm Card GMV grew 113% during FQ2'25. Catalyzing these results was the remarkable 70% growth of 0% APR GMV we achieved in the quarter.

We are five months away from our chosen target date to turn Affirm Operating Income positive, but it should be apparent to a casual observer that we are nearly there today – mark it zero.

Affirm is in the strongest shape it's ever been. Challenges met, competitors bested: excellent growth in a rapidly-expanding segment, on-target unit economics, robust operating leverage. A question our casual observer might be asking now is, just how sustainable is this Operating Income profitability for Affirm, and what factors influence our ability to remain profitable *and* fast-growing?

The most often-cited reason to be concerned is "the interest rates." As the Federal Reserve took the punchbowl of ZIRP swiftly away, we felt confident in our ability to improve our unit economics to address rising cost of capital.

[1]Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

2 Affirm FQ2'25 Shareholder Letter

3 Affirm FQ2’25 Shareholder Letter We did it by relentlessly optimizing our transaction costs and by carefully adjusting our pricing. “Project Quest” (as it was known internally) was an all-team effort that returned RLTC to its target 3-4% range and our Adjusted Operating Income to positive territory within two quarters. We remain confident in our ability to profitably operate Affirm in just about any rate environment, including one where interest rates remain higher for longer. After all, that simply means the Federal Reserve sees no need to stimulate the economy, which among other things, implies near-full employment. Full employment is polyphonic music to our credit-obsessed ears: folks that have jobs are way better at paying their Affirm loans back on time. Speaking of credit. Capital, the “raw material” in our business, depends on our partners’ willingness to provide it. From our founding, we aspired to be our capital partners’ preferred source of unsecured consumer credit. We’d set out to become exceptional at underwriting and servicing, and to deliver standout, yet stable, credit outcomes. Today, we partner with some of the most thoughtful long-term credit investors like CPPIB, Prudential, Liberty Mutual, and Sixth Street, giving us ample capacity for growth. We take none of this access for granted: credit is always job #1 at Affirm. We operate in a very competitive market, and our merchant partners are highly sophisticated adopters of payment services. We earn the right to feature at their checkouts every day by tirelessly improving conversion and by offering shoppers more time to pay – something our decade-plus of maniacal focus on credit performance allows us to be uniquely good at, and by sticking to our values: honest financial products, no fine print. We build mutually-profitable, high-trust partnerships with the world’s greatest brands by scaling with them, by obsessing over our shared consumer experiences, and by refusing to target their shoppers with ads from their competitors.

44 Affirm FQ2’25 Shareholder Letter Past performance is of course no guarantee of the future, but we feel very good about this upcoming profitable new normal for Affirm, and look forward to operating with the same rigor and discipline that brought us here. Four years into our public journey, exactly a decade of working side by side with my college friend (and Affirm’s President) Libor, and nearly a baker’s dozen years of Affirm for yours truly, it’s never been boring. While the journey is awesome in and of itself, I have to admit, I cannot wait to write the 8th public anniversary letter! As always, my gratitude is to all my teammates, who embody our high performance culture – your work is the sole reason for all our successes. Onward, Highlights from this quarter: ● Affirm launched in the UK on schedule, just before the end of the calendar year, and the early results are consistent with our expectations. Feedback from merchants so far has been very positive, our differentiated value proposition of no late fees, no compounding interest, and the focus on longer-term financing options resonating. Early in a new market, the headline metric we care about is end-to-end conversion rate: how likely is someone entering Affirm checkout to complete it successfully. The current rates are already closing in on what we’d require to launch with Shopify, our first enterprise partner, which we expect to begin testing soon. ● We launched with GoodRx to help consumers pay for select medications (a key new category for us) directly on the GoodRx platform. We anticipate scaling this partnership to include GoodRx partner pharmacies and to cover more medications. ● Travel has been on a comeback tour since COVID restrictions ended – the category continues to outperform our expectations. To that end, we are excited to report that we extended our partnership with a major carrier for an additional five years, and delivered several new financing programs and expanded product coverage. ● Electronics was another great revival story this holiday season, the category growing 36%. In October, we launched with Metro by T-Mobile and are already live in thousands of stores nationwide. We also launched with Sweetwater, the number one online retailer for music makers, on both e-commerce and telesale channels. ● Affirm Card experiences continue to rapidly evolve and improve. We’ve redesigned the Affirm App, focusing it on the utility of the Card, helping inform our users’ financial choices, and highlighting many of the incredible merchant offers on the Affirm network. Unsurprisingly, app-started 0% APR GMV grew 260%, highlighting just how early we still are in the Card journey. ● Affirm Intelligence. While we try to keep our genAI talk-to-action ratio to a minimum, our LLM-powered chatbot continues to improve. Over BFCM, nearly 20,000 consumer contacts per day were answered by AI, with only a third of those requiring any human intervention to resolve fully. We expect to continue investing in improving post-transactional experiences, and generative AI is an amazing tool to have at our disposal.

FQ2’25 Operating Highlights 5 Affirm FQ2’25 Shareholder Letter Gross Merchandise Volume (GMV) grew 35% to $10.1 billion, a slight acceleration in growth versus FQ1’25, driven by gains in merchant share of cart, increasing demand for 0% APR offers, contribution from wallet distribution partnerships, and a robust holiday shopping season.2 GMV from our top five merchants and platform partners collectively grew 40%. 0% APR monthly installment GMV grew more than 70% as consumers responded favorably to the availability of additional 0% APR offers. The general merchandise and consumer electronics categories contributed significantly to growth in part due to the strong holiday shopping season. Newer merchant categories such as professional and legal services, which we generally serve via partner platforms, grew over 60% and contributed to the strong performance in the ‘Other’ category. The only category that declined was sporting goods and outdoors, our smallest category by volume, driven primarily by headwinds at a large exercise equipment merchant. Direct-to-Consumer GMV (D2C GMV) grew 43% to $2.8 billion. Within D2C, Affirm Card GMV more than doubled to $845 million. Active cardholder count grew approximately 20% quarter over quarter, and we approached 1.7 million active cardholders at quarter end as card attach rate increased during the quarter.3 The mix of card GMV continued to gradually shift towards merchant-funded products such as monthly 0% as we harmonize merchant offers across surfaces. Despite the slight change in product mix, card unit economics remained consistent with prior periods and similar to that of Affirm overall. Active consumers, excluding the discontinued Returnly business, increased 23% to 21 million as of December 31, 2024, marking the fourth consecutive quarter that the year-over-year growth rate in active consumers accelerated. Active merchant count increased 21% to 337 thousand as of December 31, 2024. 2All growth rate references are on a year-over-year basis unless otherwise indicated. 3Card attach rate defined as active cardholders divided by total active consumers during a given period.

FQ2’25 Financial Highlights Year-over-Year Change in Revenue as a % of GMV As a percent of GMV, revenue increased by 65 basis points driven by a 53 basis point increase in gain on sales of loans and a 19 basis point increase in interest income, offset by a 7 basis point headwind in other revenue sources such as network revenue and servicing income. *Other revenue includes network revenue and servicing income. 6 Affirm FQ2’25 Shareholder Letter Total Revenue Total revenue grew 47% to $866 million. Revenue as a percentage of GMV increased to 8.5%, compared to 7.9% in FQ2’24. The following factors contributed to revenue growth: Total Revenue As a percentage of GMV 8.5% +65 bps RLTC As a percentage of GMV 4.1% +91 bps Operating Income As a percentage of Revenue 0% +29 pp ( ) Adj. Operating Income As a percentage of Revenue 27% +12 pp All comparisons on a year-over-year basis ● Interest income grew 42%, driven primarily by growth in loans held for investment, which increased approximately 30%, and to a lesser extent by the pricing initiatives that we implemented in prior periods. ● Network revenue grew 33%, in line with overall GMV growth. ● Gain on sales of loans grew 138%. This growth was driven by improved loan sale pricing and a 50% increase in loans sold. ● The $736 million 2024-X2 ABS transaction and a $500 million loan sale to PGIM were significant contributors to the growth in loans sold. In addition to these transactions, we continued to execute well against a backdrop of favorable funding market conditions, and loan sale pricing generally improved. ● Servicing income grew 28%, similar to the growth rate of the off-balance sheet platform portfolio.

7 Affirm FQ2’25 Shareholder Letter RLTC RLTC grew 73% to $419 million and RLTC as a percentage of GMV increased 91 basis points to 4.1%. RLTC benefitted from the aforementioned $736 million 2024-X2 securitization and $500 million loan sale, which combined Year-over-Year Change in RLTC as a % of GMV As a percent of GMV, RLTC increased by 91 basis points year over year due to 65 basis points of higher revenue contribution and 26 basis points of favorability in transaction costs. Transaction costs declined as a percent of GMV across all line items, with approximately equal contributions from a decrease in provision for loan losses, funding costs, and processing and servicing expenses. Provision and funding costs as a percent of GMV declined in part due to a higher mix of loan sales. We do not hold an allowance for loan losses or bear funding costs for loans that have been sold to third parties or pledged to a deconsolidated ABS facility. Average Cost of Funds For the first quarter since FQ3’22, funding costs were a tailwind to RLTC as a percent of GMV, and average funding costs declined approximately 50 basis points both year over year and sequentially to 7.2%. *Other txn costs include changes in processing and servicing expense and loss on loan purchase commitment. to contribute approximately a $60 million benefit collectively to RLTC during the quarter. Given the benefit to RLTC from these transactions, RLTC as a percentage of GMV slightly exceeded our 3 to 4% long-term target range.

8 Affirm FQ2’25 Shareholder Letter Operating Income Operating Income improved $168 million to a ($4) million operating loss, compared to a ($172) million loss in FQ2’24. Operating Income as a percentage of revenue, or Operating Margin, was approximately breakeven in the period, compared to (29%) during FQ2’24. Contributing to the loss were $101 million in enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $168 million improvement in Operating Income was driven by a $178 million increase in RLTC. Partially offsetting the RLTC growth was a $10 million increase, or 2% growth, in operating expenses excluding transaction costs. Within these operating expenses: Adjusted Operating Income Adjusted Operating Income increased $145 million to $238 million, compared to a $93 million Adjusted Operating Income in FQ2’24. Adjusted Operating Income as a percent of Revenue, or Adjusted Operating Margin, was 27% during the period compared to 16% during FQ2’24. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items. The $145 million increase in Adjusted Operating Income consisted of a $178 million increase in RLTC, which was partially offset by increases in the following non-GAAP operating expenses: ● Technology and data analytics increased $28 million, or 24%, as transaction count increased 46% and led to higher infrastructure expenses. Additionally, we continued to invest in products such as Card, wallet partnerships, and international expansion. ● Sales and marketing declined $25 million, or 16%, as certain tranches of enterprise warrants completed their amortization schedule on November 9, or approximately halfway through the quarter. This enterprise warrant and share-based expense declined $33 million, or 25%, and previously accounted for the majority of sales and marketing expense. ● General and administrative increased $7 million, or 5%, driven by increases in employee benefit expenses, professional fees, and software and subscriptions. ● Technology and data analytics increased $12 million, or 21%, as transaction count increased 46% and contributed to a $7 million, or 22%, increase in infrastructure expenses. Employee headcount related expenses also increased by approximately $5 million. ● Sales and marketing increased $8 million, or 35%, split approximately evenly between growth in profit-sharing expense and co-marketing activities. ● General and administrative increased $11 million, or 16%, driven by increases in employee benefit expenses, professional fees, and software and subscriptions, which collectively accounted for approximately two thirds of the increase.

Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate 9 Affirm FQ2’25 Shareholder Letter Credit quality 30+ day delinquencies excluding Peloton and Pay in X loans declined quarter over quarter but increased slightly year over year. The improvement relative to FQ1’25 was attributable to credit seasonality, as delinquencies have historically declined during the holiday shopping season in FQ2 and continued to decline through the tax return season in the second fiscal half. The slight year-over-year increase in delinquencies is attributable to the success of previously-mentioned pricing initiatives which allowed us to responsibly extend credit to more consumers. These initiatives led to an increase in delinquencies throughout FH1’25 compared to the same periods in FH1’24, though by quarter end FQ2’25 delinquencies had converged to within 5 basis points of the delinquencies at the end of FQ2’24.

Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans U.S. Monthly Installment Loans from FQ1’18 through FQ4’24 Dotted gray lines indicate pandemic-era cohorts (FQ3’20 through FQ4’21), solid gray lines indicate FQ1’18 through FQ2’20 and FQ1’22 through FQ2’23 cohorts 10 Affirm FQ2’25 Shareholder Letter Net charge-off performance Recent cohorts of monthly installment loans are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is consistent with the performance of historic loan cohorts excluding those originated during the Covid pandemic era. Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans U.S. loans only

11 Affirm FQ2’25 Shareholder Letter Capital and funding update Funding Capacity increased to up to $22.6 billion at the end of FQ2’25, from $16.8 billion at the end of FQ1’25, marking the eighth consecutive quarter that funding capacity has increased. We continued to add capacity across all three funding channels, with several notable increases in each channel during the quarter: 1. ABS: in November we priced 2024-X2, our largest-ever static ABS transaction. The transaction executed at an all-in cost of funds of 6.95% including the residual yield, or approximately a 250 basis point spread over the equivalent U.S. treasury yield. This was more than a 200 basis point improvement versus the 2024-X1 transaction priced in FQ4’24. The transaction is the 21st ABS issuance for Affirm including re-offerings, and brought our total issuance in calendar year 2024 to more than $3.3 billion, eclipsing the previous high of $2.4 billion in calendar year 2023. Near the end of calendar year 2024, we also implemented a securitization master trust, which is a single vehicle that will serve as the primary issuance vehicle for future revolving ABS transactions. The master trust structure will provide investors with structural and collateral consistency across transactions. This structure can unlock longer duration issuance over time, increase transparency into loan collateral performance, and may drive increased investor demand for our ABS notes. The master trust will also allow us to utilize a large, syndicated facility for many of our warehouse bank partners. 2. Forward flow: we added $5.1 billion in capacity compared to FQ1’25, with notable transactions including an inaugural loan sale to PGIM, as well as $750 million in renewals and upsizes with existing forward flow partners via multi-year agreements. Near quarter end, we also announced a partnership with Sixth Street Partners whereby Sixth Street committed to invest up to $4 billion in capacity at any point in time to buy Affirm loans, supporting approximately $8 billion in loan sales per annum at scale. We expect loan sales under this agreement to begin during FH2’25 and ramp over time. At scale, this would be our largest forward flow partnership and longest commitment period to date. 3. Warehouse: we added two of our existing warehouse bank partners to the aforementioned master trust facility. Capital allocation and liquidity At the end of December, we had approximately $1.9 billion in total liquidity split between cash and securities available for sale, similar to our total liquidity at the end of September. Against this amount, we had approximately $1.2 billion in convertible debt. During the quarter, we refinanced the majority of our 2026 convertible notes into new convertible notes maturing in December 2029. The 2029 notes have several favorable terms: a low coupon at 75 basis points, 42.5% conversion premium, and five year duration. The offering was also upsized $50 million from the original size of $750 million, and the underwriters exercised their option to purchase an additional $120 million of notes, bringing the total offering size to $920 million. As part of the refinancing transaction, we repurchased $960 million of the 2026 convertible notes during the quarter for approximately $893 million in cash, resulting in a gain on extinguishment of approximately $67 million, inclusive of unamortized debt issuance costs. Approximately $249 million of the 2026 convertible notes remains outstanding as of December 31, 2024. As previously announced, prior to the refinancing transaction, the Affirm board of directors authorized the repurchase of up to $500 million in aggregate principal amount of our outstanding 2026 convertible notes during the period of January 1, 2025 through December 31, 2025. None of the repurchase capacity under this authorization has been utilized.

Financial Outlook

	Fiscal Q3 2025	Fiscal Q4 2025	Fiscal 2025
GMV	$8.00 - 8.30 billion	$9.00 - 9.30 billion	$34.74 - 35.34 billion
Revenue	$755 - 785 million	$810 - 840 million	$3.13 - 3.19 billion
Transaction Costs	$415 - 430 million	$435 - 450 million	$1.71 - 1.74 billion
Revenue Less Transaction Costs	$340 - 355 million	$375 - 390 million	$1.42 - 1.45 billion
Adjusted Operating Margin[4]	20 - 22%	23 - 25%	22.5 - 23.5%
Weighted Avg. Basic Shares Outstanding	324 million	328 million	323 million
Weighted Avg. Diluted Shares Outstanding	346 million	347 million	342 million
Operating Income	Based upon our current forecast, we expect to achieve operating income profitability on a GAAP basis in FQ4'25 and plan to operate the business going forward in a manner designed to maintain profitability on this basis.		

Assumptions embedded within the outlook

Enterprise warrant expense

- Expenses associated with amortization of the A through C tranches of warrants granted to an enterprise partner are expected to continue to decline to $5 million per quarter in FQ3'25 and FQ4'25 compared to $74 million in FQ3'24 and $72 million in FQ4'24.
- FY'25 expenses associated with the "performance tranche" of warrants granted to the aforementioned enterprise partner are expected to be similar to FY'24.

Funding

- Equity Capital Required ("ECR") as a percentage of Total Platform Portfolio ("ECR Ratio") is expected to remain 5% or less.
- Based upon the current forward interest rate curve which is embedded in our outlook, benchmark interest rates are expected to decline in FY'25 which should be a tailwind to RLTC as a percentage of GMV.

Product and Go-to-Market Initiatives

- Our outlook includes the expected financial impact of our Affirm Money Account, the business-to-business (B2B) product, and our UK expansion. None of these initiatives are expected to be material growth contributors during FY'25.
- A recently-launched wallet partnership is not expected to contribute materially to financial results in FY'25. This reflects that the partnership remains in the early stages of commercialization.

[4]A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

12 Affirm FQ2'25 Shareholder Letter

13 Affirm FQ2’25 Shareholder Letter About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network – one based on trust, transparency and putting people first – we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Conference Call Affirm will host a conference call and webcast to discuss second fiscal quarter 2025 financial results on February 6, 2025, at 5:00 pm ET. Hosting the call will be Max Levchin (Founder and Chief Executive Officer), Michael Linford (Chief Operating Officer), and Rob O’Hare (Chief Financial Officer). The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. Morgan Stanley TMT Conference March 4, 2025 San Francisco, CA Wolfe FinTech Forum March 11, 2025 New York, NY Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences:

Three Months Ended December 31, 2024 2023 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 10.1 $ 7.5 Total Transactions (count) 38.1 26.2 Total Revenue, net $ 866.4 $ 591.1 Total Revenue as a % of GMV 8.5% 7.9 % Transaction Costs (Non-GAAP) $ 447.0 $ 349.3 Transaction Costs as a % of GMV 4.4% 4.7 % Revenue Less Transaction Costs (Non-GAAP) $ 419.4 $ 241.8 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 4.1% 3.2 % Operating Loss $ (4.3) $ (172.2) Operating Margin (0.5) % (29.1) % Adjusted Operating Income (Non-GAAP) $ 237.8 $ 92.6 Adjusted Operating Margin (Non-GAAP) 27.4% 15.7 % Net Income (Loss) $ 80.4 $ (166.9) Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators December 31, 2024 June 30, 2024 December 31, 2023 (unaudited) Active Consumers (in millions) 21.0 18.7 17.6 Transactions per Active Consumer 5.3 4.9 4.4 Active Merchants (in thousands) 337.2 303.0 279.5 Total Platform Portfolio (Non-GAAP) (in billions) $ 14.0 $ 11.0 $ 10.6 Equity Capital Required (Non-GAAP) (in millions) $ 640.5 $ 596.3 $ 591.5 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 4.6% 5.4% 5.6 % Allowance for Credit Losses as a % of Loans Held for Investment 5.4% 5.5% 5.0% 14 Affirm FQ2’25 Shareholder Letter

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income - The Company defines adjusted operating income as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating loss; and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 15 Affirm FQ2’25 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. 16 Affirm FQ2’25 Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Average Asset Yield - The Company defines average asset yield as the annualized interest income on unpaid principal balance, divided by the average of loans held for investment during the period. The Company believes that average asset yield is a useful indicator of annualized yield on loans from interest income paid by consumers. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. Average Cost of Funds - The Company defines average cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. 17 Affirm FQ2’25 Shareholder Letter

Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 18 Affirm FQ2’25 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants partners, commerce platforms and consumers and retain and grow its relationships with existing merchants partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, the potential for more instability of financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 19 Affirm FQ2’25 Shareholder Letter

December 31, 2024 June 30, 2024 Assets Cash and cash equivalents $ 1,200,381 $ 1,013,106 Restricted cash 536,776 282,293 Securities available for sale at fair value 666,684 1,131,628 Loans held for sale — 36 Loans held for investment 6,796,167 5,670,056 Allowance for credit losses (363,831) (309,097) Loans held for investment, net 6,432,336 5,360,959 Accounts receivable, net 203,626 353,028 Property, equipment and software, net 506,334 427,686 Goodwill 521,699 533,439 Intangible assets 12,193 13,502 Commercial agreement assets 76,091 104,602 Other assets 324,957 299,340 Total assets $ 10,481,077 $ 9,519,619 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 50,626 $ 41,019 Payable to third-party loan owners 157,245 159,643 Accrued interest payable 25,357 24,327 Accrued expenses and other liabilities 155,568 147,429 Convertible senior notes, net 1,151,048 1,341,430 Notes issued by securitization trusts 3,988,887 3,236,873 Funding debt 2,166,806 1,836,909 Total liabilities 7,695,537 6,787,630 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 274,933,492 shares issued and outstanding as of December 31, 2024; 3,030,000,000 shares authorized, 267,305,456 shares issued and outstanding as of June 30, 2024 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,801,782 shares issued and outstanding as of December 31, 2024; 140,000,000 shares authorized, 43,747,575 shares issued and outstanding as of June 30, 2024 1 1 Additional paid in capital 5,961,956 5,862,555 Accumulated deficit (3,128,866) (3,109,004) Accumulated other comprehensive loss (47,553) (21,565) Total stockholders’ equity 2,785,540 2,731,989 Total liabilities and stockholders’ equity $ 10,481,077 $ 9,519,619 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 20 Affirm FQ2’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands, except share and per share amounts) Three Months Ended December 31, 2024 2023 Revenue Merchant network revenue $ 244,895 $ 188,357 Card network revenue 58,142 39,269 Total network revenue 303,037 227,626 Interest income 409,367 288,346 Gain on sales of loans 125,287 52,702 Servicing income 28,690 22,436 Total revenue, net 866,381 591,110 Operating expenses Loss on loan purchase commitment 70,278 53,630 Provision for credit losses 152,980 120,880 Funding costs 107,762 84,617 Processing and servicing 115,960 90,203 Technology and data analytics 148,213 119,833 Sales and marketing 136,038 161,265 General and administrative 139,412 132,777 Restructuring and other 60 56 Total operating expenses 870,703 763,261 Operating loss $ (4,322) $ (172,151) Other income, net 87,181 4,549 Income (loss) before income taxes $ 82,859 $ (167,602) Income tax expense (benefit) 2,499 (700) Net income (loss) $ 80,360 $ (166,902) Other comprehensive income (loss) Foreign currency translation adjustments $ (35,469) $ 13,824 Unrealized gain (loss) on securities available for sale, net (2,873) 4,853 Loss on cash flow hedges (89) (614) Net other comprehensive income (loss) (38,431) 18,063 Comprehensive income (loss) $ 41,929 $ (148,839) Per share data: Net income (loss) per share attributable to common stockholders for Class A and Class B Basic $ 0.25 $ (0.54) Diluted $ 0.23 $ (0.54) Weighted average common shares outstanding Basic 322,282,334 307,571,602 Diluted 345,196,568 307,571,602 Three Months Ended December 31, 2024 2023 General and administrative $ 57,719 $ 61,939 Technology and data analytics 23,677 22,567 Sales and marketing 4,482 4,305 Processing and servicing 220 1,353 Total stock-based compensation in operating expenses $ 86,098 $ 90,164 The following table presents the components and classification of stock-based compensation (in thousands): 21 Affirm FQ2’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Three Months Ended December 31, 2024 2023 Cash flows from operating activities Net income (loss) $ 80,360 $ (166,902) Adjustments to reconcile net loss to net cash used in operating activities: Provision for losses 152,980 120,880 Amortization of premiums and discounts on loans (59,233) (46,841) Gain on sales of loans (125,287) (52,702) Gain on extinguishment of debt (62,794) — Changes in fair value of assets and liabilities 2,954 (802) Amortization of commercial agreement assets 14,255 21,557 Amortization of debt issuance costs 6,907 7,224 Amortization of discount on securities available for sale (10,821) (11,002) Commercial agreement warrant expense 86,776 114,705 Stock-based compensation 86,098 90,164 Depreciation and amortization 54,894 26,512 Other 58 19,638 Change in operating assets and liabilities: Purchases and origination of loans held for sale (1,043,397) (1,022,671) Proceeds from the sale of loans held for sale 1,043,380 1,034,074 Accounts receivable, net 102,664 (74,279) Other assets (20,588) (29,103) Accounts payable (6,936) 32,460 Payable to third-party loan buyers 5,210 25,069 Accrued interest payable 1,048 2,699 Accrued expenses and other liabilities 3,489 (16,359) Net cash provided by operating activities 312,017 74,321 Cash flows from investing activities Purchases and origination of loans held for investment (8,663,556) (6,103,822) Proceeds from the sale of loans held for investment 3,633,664 2,077,703 Principal repayments and other loan servicing activity 4,528,811 3,351,462 Additions to property, equipment and software (43,905) (38,747) Purchases of securities available for sale (48,158) (96,509) Proceeds from maturities and repayments of securities available for sale 504,890 219,736 Other investing cash inflows (814) (34,725) Net cash used in investing activities (89,068) (624,902) Cash flows from financing activities Proceeds from the issuance of convertible notes 920,000 — Proceeds from the issuance of funding debt 4,704,356 3,543,462 Payment of debt issuance costs (18,749) (5,790) Principal repayments of funding debt (4,259,168) (3,352,650) Extinguishment of convertible debt (892,800) — Proceeds from issuance of notes and certificates by securitization trust — 351,828 Principal repayments of notes issued by securitization trust — (12,902) Proceeds from exercise of common stock options and warrants and contributions to ESPP 35,792 21,556 Repurchase of common stock (250,000) — Payments of tax withholding for stock-based compensation (95,335) (39,159) Net cash provided by financing activities 144,096 506,345 Effect of exchange rate changes on cash, cash equivalents and restricted cash (14,510) 3,722 Net increase in cash, cash equivalents and restricted cash 352,535 (40,514) Cash, cash equivalents and restricted cash, beginning of period 1,384,622 1,488,492 Cash, cash equivalents and restricted cash, end of period $ 1,737,157 $ 1,447,978 22 Affirm FQ2’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended December 31, 2024 2023 Supplemental disclosures of cash flow information Cash payments for interest expense $ 101,623 $ 77,581 Cash paid for operating leases 4,163 4,147 Cash paid for income taxes 656 260 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software 44,708 29,657 Securities retained under unconsolidated securitization transactions 41,940 — 23 Affirm FQ2’25 Shareholder Letter

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income (loss), adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended December 31,	
	2024	2023
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 70,278	$ 53,630
Provision for credit losses	152,980	120,880
Funding costs	107,762	84,617
Processing and servicing	115,960	90,203
Transaction costs (Non-GAAP)	**$ 446,980**	**$ 349,330**
Technology and data analytics	148,213	119,833
Sales and marketing	136,038	161,265
General and administrative	139,412	132,777
Restructuring and other	60	56
Total operating expenses	**$ 870,703**	**$ 763,261**
Total revenue	**$ 866,381**	**$ 591,110**
Less: Transaction costs (Non-GAAP)	(446,980)	(349,330)
Revenue less transaction costs (Non-GAAP)	**$ 419,401**	**$ 241,780**
Operating income (loss)	**$ (4,322)**	**$ (172,151)**
Add: Depreciation and amortization	54,950	40,372
Add: Stock-based compensation included in operating expenses	86,098	90,164
Add: Enterprise warrant and share-based expense	101,032	134,167
Add: Restructuring and other [1]	60	56
Adjusted operating income (Non-GAAP)	**$ 237,818**	**$ 92,608**
Divided by: Total revenue, net	$ 866,381	$ 591,110
Adjusted operating margin (Non-GAAP)	**27.4 %**	**15.7 %**
General and administrative expense	**$ 139,412**	**$ 132,777**
Less: Depreciation and amortization included in general and administrative expense	(573)	(962)
Less: Stock-based compensation included in general and administrative expense	(57,719)	(61,939)
Non-GAAP General and administrative expense	**$ 81,120**	**$ 69,876**
Technology and data analytics expense	**$ 148,213**	**$ 119,833**
Less: Depreciation and amortization included in technology and data analytics expense	(53,683)	(38,531)
Less: Stock-based compensation included in technology and data analytics expense	(23,677)	(22,567)
Non-GAAP Technology and data analytics expense	**$ 70,853**	**$ 58,735**
Sales and marketing expense	**$ 136,038**	**$ 161,265**
Less: Depreciation and amortization included in sales and marketing expense	(664)	(721)
Less: Stock-based compensation included in sales and marketing expense	(4,482)	(4,305)
Less: Enterprise warrant and share-based included in sales and marketing expense	(101,032)	(134,167)
Non-GAAP Sales and marketing expense	**$ 29,860**	**$ 22,072**

	December 31, 2024	June 30, 2024	December 31, 2023
		(in thousands)	
Loans held for investment	$ 6,796,167	$ 5,670,056	$ 5,238,812
Add: Loans held for sale	—	36	29
Less: Funding debt	(2,166,806)	(1,836,909)	(1,906,672)
Less: Notes issued by securitization trusts	(3,988,887)	(3,236,873)	(2,740,656)
Equity capital required (Non-GAAP)	**$ 640,474**	**$ 596,310**	**$ 591,513**

[1] Restructuring and other costs includes expenses incurred in the period associated with the Company's restructurings and other exit and disposal activities.

24 Affirm FQ2'25 Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% FY 2025 2.8% 2.5% 60+ Day Delinquencies FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% FY 2025 1.7% 1.5% 90+ Day Delinquencies FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% FY 2025 0.8% 0.7% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% FY 2025 2.8% 2.5% 60+ Day Delinquencies FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% FY 2025 1.7% 1.5% 90+ Day Delinquencies FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY 2024 0.7% 0.7% 0.7% 0.6% FY 2025 0.8% 0.7% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan 25 Affirm FQ2’25 Shareholder Letter